                                                                   Exhibit 11.01





          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                       For the Three Months Ended March 31
             (Amounts in Thousands, Except Share and Per Share Data)



                                                           1997         1996
                                                           ----         ----

Net earnings                                                $8,907      $4,337
                                                             =====       =====

Weighted average number of common shares outstanding    46,079,530  46,079,300
                                                        ==========  ==========

Net earnings per common share                                $0.19       $0.09
                                                              ====        ====


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